Filed pursuant to Rule 424(b)(3)
File Number 333-150500
COOPER-STANDARD AUTOMOTIVE INC.
Supplement No. 3 to market-making prospectus dated May 12, 2008, as supplemented on May 13, 2008
(Supplement No. 1) and June 30, 2008 (Supplement No. 2)
The date of this supplement is August 12, 2008
On August 12, 2008, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 6, 2008
COOPER-STANDARD HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-123708	20-1945088
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
39550 Orchard Hill Place Drive
Novi, Michigan 48375
(Address of Principal Executive Offices) (Zip Code)
(248) 596-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 6, 2008, Stephen A. Van Oss was elected as a director of Cooper-Standard Holdings Inc. and its wholly owned subsidiary, Cooper-Standard Automotive Inc., (collectively, the “Company”). Mr. Van Oss was also appointed Chairman of the Audit Committee of the Company.
     At the time of his election, the Board of Directors of the Company authorized and approved the grant to Mr. Van Oss of options to purchase 2,000 shares of the common stock of Cooper-Standard Holdings Inc. under the Company’s 2004 Stock Incentive Plan at an exercise price equal to the fair market value of the common stock on the date of the grant. The options are to vest on a time basis, 50% on December 31, 2008 and 50% on December 31, 2009, and are exercisable for ten years, subject to earlier expiration for reasons such as resignation or termination as a director.
     Further information regarding Mr. Van Oss is provided in a press release issued by the Company on August 12, 2008, a copy of which is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Cooper-Standard Holdings Inc. press release, dated August 12, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER-STANDARD HOLDINGS INC.
By:	/s/ Timothy W. Hefferon
Timothy W. Hefferon
Vice President, General Counsel and Secretary

Date: August 12, 2008

COOPER-STANDARD HOLDINGS INC.
Exhibit Index to Current Report on Form 8-K

Exhibit
Number

99.1	Cooper-Standard Automotive Inc. press release, dated August 12, 2008.